Exhibit 99.1

Contact: Sheila Davis – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES TO CLOSE HAMPTON FIBERGLASS FACILITY

-- Third Quarter Fiscal 2008 Financial Results Conference Call

to be held on June 18, 2009 –

FOREST CITY, IOWA, June 11, 2009 – Winnebago Industries, Inc. (NYSE:WGO) today announced the decision to close the Company’s Hampton, Iowa fiberglass manufacturing facility. The Hampton facility primarily manufactures fiberglass components for Winnebago Industries’ motor home products. The majority of the production capabilities for fiberglass components will be relocated to the Company’s Forest City facilities throughout the Company’s fiscal fourth quarter, ending August 29, 2009. The relocation will not affect the Company’s customers or product offerings.

Current market conditions continue to be challenging, necessitating further capacity reductions. The Company believes these actions will better position it for a business environment that it expects will continue to be challenging in the near future.

“The decision to close the Hampton facility has been very difficult,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “Unfortunately, it has become necessary to decrease our manufacturing footprint to reduce overhead expenses for the Company. It is particularly difficult to lose valued employees, however, the wholesale and retail market for the Company’s motor homes continues to be very challenging and it is important to down-size to market demand.”

As a result of the facility closure, the Company expects to incur a non-cash impairment charge of $1.4 to $2.4 million on the facility in the Company’s fourth fiscal quarter. In addition, other associated out of pocket costs with the idling of the facility are estimated to be approximately $600,000. The Company will continue to evaluate the need for additional right-sizing measures in accordance with market demand.

Winnebago Industries’ management met with its Hampton employees today and will help coordinate employee support from state, regional and local agencies in an effort to assist with job placement, training and various other services and benefits available to dislocated workers. An estimated 40 salaried and hourly employees will be impacted by the facility closure.

Olson continued, “Although the current economic environment is extremely challenging, we continue to believe we are in a strong financial position with sufficient cash and investment balances, no long-term debt and with the benefit of a respected brand name known for its quality products.”

Winnebago Industries will host a conference call on Thursday, June 18, 2009 at 9 a.m. Central Time (CT) to discuss the financial results for its third quarter of fiscal 2009 ended May 30, 2009. The Company will release its financial results on June 18, 2009 at 6:00 a.m. CT.

Winnebago Industries’ conference call may be heard live via the Company’s website, http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days. To access the replay, click on http://www.winnebagoind.com/investor.html.

Minimum requirements to listen to the Web cast: either Windows Media Player or RealPlayer and at least a 28.8 Kbps connection to the Internet. The Windows Media Player software is downloadable free at: www.microsoft.com/windows/windowsmedia/download/default.asp, and the RealPlayer software is downloadable free at: www.real.com/products/player/index.html.

About Winnebago Industries

Winnebago Industries, Inc. is the nation’s top-selling manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, availability and price of fuel, a further slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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